Exhibit 10.30
Entrustment Agreement
MagnaChip Semiconductor Ltd. (“A”) and Tae Young Hwang, an individual (“B”), shall execute this Entrustment Agreement (the “Agreement”) subject to the following terms:
Article 1 (Delegation by A)
A shall appoint B to a position pursuant to Article 4 hereof, delegating authority to handle business matters necessary to ensure A’s successful achievement of its business objectives for current projects and future business plans by effectively utilizing B’s academic and technological knowledge and capabilities, and B hereby agrees to the terms and conditions hereinafter set forth.
Article 2 (Term of Agreement)
1)	This Agreement shall be in effect for one (1) year from October 1, 2004 to September 30, 2005 (the “Initial Term”).

2)	Prior to the expiration of the Initial Term, A and B may renew this Agreement or enter into a new agreement based on mutual consensus.
Article 3 (Duties of B)
1)	B shall devote his academic and technological knowledge and capabilities to serve the best interests of A.

2)	During the term of this Agreement, B shall faithfully perform his duties in accordance with national laws and regulations, A’s articles of association and its internal rules and regulations, and the decisions made by A’s Board of Directors.

3)	B shall only work to advance the interests of A during the term of this Agreement and shall not execute any transactions related to A’s business based on his or any third party’s calculations without the prior written approval of A. B shall not be hired as an employee or a director of other companies that are competitors of A.
Article 4 (General Benefits)
1)	Position: A shall hereby employ B as Executive Vice President of A. In the event of a change in A’s management hierarchy, B shall follow the applicable guidelines.

2)	Salary
1.	A shall pay B a base salary at the rate of KRW 220 million per annum (the “Salary”), payable to B in accordance with the standard payroll practices of A. In the event of a change in A’s payroll system, B shall follow the applicable guidelines.

2.	B shall be eligible to earn a bonus and incentives based on his management performance and the results of his project.
3)	Severance Pay: B’s severance pay for the service period following the expiration of this Agreement shall follow A’s applicable rules and regulations.
Article 5 (Other Welfare Benefits)
1)	B shall participate in the public insurance system as required by law, including health insurance, national pension and employment insurance, etc., and A shall support such benefits in accordance with the law.

2)	Vacation

B shall be entitled to annual vacation in accordance with the terms of A’s executive annual vacation system.
Article 6 (Termination of Agreement)
1)	Prior to the expiration of this Agreement, A shall terminate this Agreement with a written notice if B falls into any of the following categories (as hereinafter listed).
1.	Indicted for a crime and sentenced to probation or higher degree of penalty.

2.	Declared as mentally total incompetent, mentally partial incompetent or bankrupt.

3.	Misrepresented his identity, qualifications, or work experiences, or committed fraud in entering into this Agreement.

4.	B cannot work in his capacity for one (1) month or longer due to his own faults.

5.	A determines that due to physical or mental illness or incapacity, B is unable to perform his duties.

6.	A determines that due to cancellation or reduction of business plans, the purpose of hiring B is lost.

7.	Material violation of the provisions specified in this Agreement.
2)	Termination of this Agreement in accordance with the causes listed in the previous clause (except sub-clauses 1 and 4) shall be communicated by delivery to B of a 30 days’ advance written notice from A. Termination pursuant to sub-clauses 1 and 4 in the previous clause shall occur immediately concurrent with the occurrence of the cause.
Article 7 (Service Inventions, Etc.)
1)	During the effect of this Agreement, B shall immediately notify A in the event that B has invented, found or created any items in connection with his employment with A or using A’s time and resources, and B hereby agrees to transfer all intellectual property rights, including patents, utility models, software, and copyrights, thereby acknowledging the automatic possession of all intellectual property rights by A. At the request of A, B hereby agrees to produce and submit documents (i.e., application forms) required for intellectual property rights registration including, but not limited to, patents, through a dedicated agent at home or abroad. In such cases, the costs required for intellectual property rights registrations shall be paid by A, but B is not entitled to receive any additional compensation other than the compensation stipulated in A’s standard compensation guidelines governing such inventions.

2)	Pursuant to the previous clause, during the effective period of this Agreement, B shall immediately notify A on the details of his inventions, findings or creations except those related to the intellectual property rights automatically possessed by A (i.e., inventions other than the service inventions). A shall possess a preferential right to negotiate with B (i.e., first negotiation rights) on the acquisition by transfer or usage rights of such inventions other than service inventions. B hereby agrees that he will not transfer or grant usage rights to third parties in more favorable terms than the terms offered by A regarding such inventions other than service inventions, unless A surrenders the aforementioned first negotiation rights in writing. However, A’s first negotiation rights shall expire in the event that A fails to request a priority negotiation in writing to B within three (3) months from the date when A receives such notice from B.

3)	As to the inventions, findings or creations, for which B desires to be exempt from the aforementioned clauses 1 and 2 due to violation against an existing agreement signed with a third party, and the not-yet-filed inventions, which B wants to exclude from the aforementioned clauses 1 and 2, B shall list such inventions, findings or creations in the attached sheet together with the description thereon, and represent that the descriptions are true without omission. If B does not fill in the attached sheet, it shall be assumed that there are neither other agreements with third parties nor any items B wants to be excluded from the aforementioned clauses 1 and 2.
Article 8 (Confidentiality and Non-Competition)
1)	During the effect of this Agreement and after the termination of this Agreement, B shall maintain confidentiality of all confidential or proprietary information including, but not limited to, business management data, technical data, drawings, and documentation of A, its affiliates, and customers that B will gain knowledge of or acquire in the course of business. B shall not disclose such confidential or proprietary information or use them for the benefit of B or other third parties. Until the first anniversary of the date of termination of this Agreement, B shall not, directly and indirectly in the name of a third party, own any interest in, operate or perform any services for any business which is in competition with any business of A. However, this restriction shall not apply in the event that B negotiates with A in advance and receives approval from A.

Article 9 (Supplementary Clause)
1)	Provisions not specified in this Agreement shall follow the rules and regulations articulated by A, and the laws and regulations of the Republic of Korea.

2)	B hereby understands and agrees that this Agreement is not a labor contract pursuant to the Labor Standard Act, and therefore the rights and benefits applied to A’s employees based on the labor laws of the Republic of Korea, A’s employment policies, and collective bargaining agreements, etc., that are not stipulated in this Agreement, shall not apply to B.

3)	In the event of legal disputes arising out of or related to this Agreement, the governing court shall be the court located in the territory of the headquarter of A.
To prove this agreement, two copies of the agreement shall be produced, signed by each party concerned, and each party shall keep one copy.
___,___, 200_
“A” MagnaChip Semiconductor Ltd.
     CEO                                         (sign) /s/ Sang Park
“B” Address:
     Citizen registration No.:
     Name:                                      (sign) /s/ Tae Young Hwang